Exhibit 99.1

How We Launch: What it takes to prepare for an orbital launch

By Donald Allen, Senior Director, Program Management—Operations

We are frequently asked: "When is the next launch?"

As the Lead Program Manager for Operations, I love being able to share our launches with the world.

Determining a launch date is not straightforward and publicly announcing that date happens towards the end of a months-long preparation process, not the beginning. There are many factors that affect the timing of launches; the schedule is typically fluid until specific conditions are met, which is why we do not communicate our next launch date until we have confirmed readiness in the following areas:

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Licensing: This occurs when our multiple regulators—the FAA, FCC, Air Traffic Control, and Coast Guard—have approved all required licenses and notifications, all of which are required for public safety. The detailed analysis of our trajectory and the radio frequencies we use help to ensure that our rocket does not create a hazard for people who may be near the launch site, and further afield in the path our vehicle takes to orbit. These include notifications to pilots (NOTAM), notifications to sea vessels (NOTMAR) and receipt of both the spaceport/range approval and the launch license. Filing for a license to launch is not a guarantee that a launch will occur.

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Customer: This occurs when the customer has prepared its payload for integration into our launch vehicle. Payload readiness includes ensuring that the payload can travel to the payload integration location, that the environment at this location can be controlled, and that the payload can connect and "speak" to the rocket.

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Range: This occurs when the range/launch site approves our launch date(s). This approval is contingent on range logistics and capacity, and avoiding conflict with other customers' schedules. Requesting a launch date is not a guarantee, and those dates we request are often shifted as the range goes through their own deconfliction process.

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Weather: We closely monitor weather reports at the range/launch site and have to remain flexible if there are forecasted weather events that could be unfavorable to launch, such as heavy wind and lightning. If the process of range deconfliction, customer readiness, or licensing causes the projected launch date to change into another month, it impacts the licensing analysis, causing additional licensing work.

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Astra: Bringing together the Astra Launch System, including a completed rocket, launcher system and running through our built-in tests and procedures to make sure every component is ready for launch is critical to the success of every mission. Astra's mobile-first launch system allows for more flexibility than systems that use fixed infrastructure at the launch site. The agility built into the system allows us to flex our scheduling to align with the other partners in this process.

As Astra increases its launch cadence, we are also pushing the boundaries of the support environment, from regulatory agencies to the launch capacity of the ranges. Because of these interdependencies, we only communicate dates when we have a reasonably high degree of certainty that that we will have met these conditions.

Achieving daily launch

While there are complexities to announcing the next launch, Astra aims to achieve a daily launch capability by: (a) expanding the number of spaceports, (b) using private and exclusive-use launch sites, (c) leveraging streamlined regulatory processes, such as the FAA's Part 450 License, (d) using its existing mobile launch capability, and (e) requiring limited infrastructure at the launch site.

Astra is the official source

There is a lot of speculation online about our launch dates and even websites that publish our supposed launch dates; these websites are not a reliable source of information as they do not have access to all of the data necessary to determine a launch date. We will officially announce launch dates on Twitter after we receive approvals from the range/launch sites and applicable regulatory authorities. Twitter is also our priority channel for communicating launch ops updates.

NASA TROPICS

Right now, there is a lot of interest in the status of the NASA TROPICS mission. TROPICS will allow NASA to create more detailed data on tropical storm development while also proving the effectiveness of multiple smaller satellites working in tandem.

Currently, the LV0010 rocket and the first payloads for the NASA TROPICS mission are ready for this launch, and we are awaiting approval from the range/launch site and regulators to announce launch dates. Our license with the FAA will cover all three TROPICS missions, which we expect to receive in the next few weeks. Follow us on Twitter for the latest developments.

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Safe Harbor Statement
Certain statements made in this blog are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) our failure to meet projected development and delivery targets, including as a result of the decisions of governmental authorities or other third parties not within our control; (ii) changes in applicable laws or regulations; (iii) the ability of the Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra and (vii) other risks and uncertainties described discussed from time to time in other reports and other public filings with the Securities and Exchange Commission, including our registration statements and quarterly reports.